FOR IMMEDIATE RELEASE

Cinedigm Announces Appointment of New Board Member

Martin B. O’Connor, II, of O’Connor, Morss & O’Connor, P.C., to Replace Outgoing Director

MORRISTOWN, NJ and LOS ANGELES, CA March 31, 2010 -- Cinedigm Digital Cinema Corp. (NASDAQ: CIDM), a pioneer in the digital cinema industry, today announced that Martin B. O’Connor, II has been named to the company's Board of Directors. He replaces Robert Mullholland, who will be leaving the board of the company effective March 31, 2010.

“Martin’s enormous reach into the business, sports, and entertainment communities will immediately add an exciting dimension to our board,” said Bud Mayo, Chief Executive Officer of Cinedigm.  “He has long been a great friend to Cinedigm, and we welcome his advice and hands on approach to building our business.”

Mr. Mayo continued, “As excited as we are to welcome Martin, we are sad to see Bob Mulholland retiring from our board.  Bob’s insights and direct contributions for more than 4 years have been invaluable and much appreciated.”

Mr. O’Connor is the Managing Partner of the law firm of O’Connor, Morss & O’Connor, P.C.  He focuses on advising his clients and their business interests regarding strategic planning, ownership and wealth management issues, as well as advising their family offices.  His varied professional experiences have resulted in a practice representing individuals and entities in the financial, real estate, entertainment, sport and agricultural sectors.

"I very much look forward to contributing to Cinedigm in its implementation of its strategic goals and as a leader in the digital and entertainment space.  Having come to know them over the course of the past few years, I am excited by the company’s future,” said Mr. O’Connor.

Mr. Mullholland shared the following statement regarding his departure: “My years on the board have been personally and professionally rewarding.  I wish my Cinedigm colleagues all the best as they continue to transform the cinema industry."

Cinedigm's current Board of Directors consists of Bud Mayo, Chairman, President, CEO of Cinedigm, Adam M. Mizel, CFO and Chief Strategy Officer of Cinedigm, Gary S. Loffredo, SVP General Counsel, Secretary of Cinedigm,

Robert Davidoff, Managing Director at Carl Marks & Co., Inc.; Wayne Clevenger, Managing Director at MidMark Investments; Matthew W. Finlay, Director of MidMark Investments; Gerald C. Crotty, President of Weichert Enterprise; Edward A. Gilhuly, Founder, Sageview Capital LP; and Laura Nisonger Sims, Principal, Sageview Capital, LP.

About Cinedigm
Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The Company is a technology and services integrator that works with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent movies provide a complete suite of services required to enable the digital theater conversion. www.cinedigm.com [CIDM-G]

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Contacts:
Suzanne Moore
Cinedigm Digital Cinema Corp.
(973) 290-0056
smoore@cinedigm.com